Exhibit 10.23

NET Power, LLC 406 Blackwell Street 4th Floor, Crowe Building Durham, NC 27701 +1 919 667-1800

NET Power, LLC

Consolidated Profits Interest Share Award Agreement

of Akash Patel

This Consolidated Profits Interest Share Award Agreement (the “Agreement”), made effective as of the Sept. 30, 2021 (the “Effective Date”), between NET Power, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), and Akash Patel, an individual (the “Participant”).

Recitals

WHEREAS, the Company desires to grant to the Participant certain “profits interests” subject to, and in accordance with, the terms and conditions of this Agreement as part of the compensation for the Participant’s services; and

WHEREAS, Participant has received certain prior grants of “profits interest”, as set forth in Schedule I Section 1(b) of this Agreement, and to ensure consistency in the treatment grants awarded by this Agreement and such prior grants, Company and Participant desire that such previously granted profits interest be treated in accordance with the terms of Sections 1 – 24 of this Agreement.

NOW, THEREFORE, in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1.	Definitions; Incorporation of Operating Agreement.

Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Third Amended and Restated Limited Liability Company Operating Agreement of the Company dated March 6, 2019 and as it may be amended and/or restated from time to time (the “Operating Agreement”). Unless specifically stated that the provisions of this Agreement override the provisions of the Operating Agreement, in the event of any conflict between the provisions in this Agreement and the Operating Agreement, the provisions of the Operating Agreement shall govern (unless the Administrator determines otherwise).

2.	Grant of Award; Profits Interest.

Subject to the terms of this Agreement, the Company hereby grants to the Participant a Profits Interest Share Award with a number of shares, per-Share Threshold Amount, and vesting schedule as set forth on Schedule I (such award, the “Award,” and the shares awarded thereunder, the “Shares”). The Threshold Amount for the Shares is based on the Gross Asset Value of the Company’s assets as set forth on Schedule I. The consideration for the Shares shall be the Participant’s current and continued service to or for the benefit of the Company (“Service”), and no payment of a purchase price shall be required for the Shares. The Participant acknowledges and agrees that the Shares are intended to qualify as a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191. As such, the Shares only allow the Participant to participate in the future operating profits and future appreciation in the value of the Company above the Gross Asset Value of the Company’s assets set forth on Schedule I, as governed by the Operating Agreement. However, the Participant’s Shares shall participate in distributions in accordance with Article 10.03 of the Operating Agreement. Accordingly, upon the grant of the Shares, the initial Contribution and Capital Account attributable to the Shares shall be zero.

Consistent with the Board’s Sept. 30, 2021 “Written Resolution of Board Members to Set Employee Terms” and Term Sheet attached thereto, the Board is conducting further market analysis, which analysis is to be completed by February 1, 2022. If, based on that Resolution and the analysis identified therein, the Board determines that additional shares should be awarded to the Participant and also determines that the Threshold Amount for additional shares issued based on such market analysis would need to be greater than $168.75 in order for such shares to qualify as a “profits interest” for income tax purposes, the Company shall either (i) provide to the Participant a cash or other payment adjusting for the increase in Threshold Amount or (ii) issue such shares with a Threshold Amount of $168.75, treat such issuance as the issuance of a taxable capital interest and pay to the Participant a bonus sufficient to provide the Participant with funds to pay all income taxes arising from such issuance and such bonus payment.

3.	Vesting.

Except as otherwise provided in Section 4 and Section 5 of this Agreement, the Award and the Shares underlying the Award shall be deemed vested upon such date or dates or at such time or times, and subject to such conditions, as are described on Schedule I hereto, which is hereby incorporated into this Agreement. The Administrator has sole authority to determine whether and to what degree the Award has vested and to interpret the terms and conditions of this Agreement. In addition, and notwithstanding anything to the contrary in this section or in Schedule I hereto, the Administrator, in its sole discretion, may accelerate the vesting of the Shares at any time and from time to time.

4.	Effect of Termination of Service.

Except as may be otherwise provided in this Agreement, unless the Administrator determines otherwise, in the event that the Service of the Participant is terminated by the Company for Cause, or by the Participant other than for Good Reason, and all or part of the Award has not vested pursuant to the terms hereof, then the Award, to the extent not vested as of the Participant’s Termination Date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying that portion of the Award that has not yet vested. In such event, (a) any Unvested Shares shall be returned to the Company and the Company shall become the legal and beneficial owner of such Unvested Shares and the Participant shall not be the legal or beneficial owner of such Unvested Shares (without the payment by the Company of any consideration for such Shares) as of the Participant’s Termination Date; and (b) any Vested Shares held by such Participant (or other person) shall continue to be subject to such transfer and other restrictions as may apply under the terms of this Agreement (including but not limited to Section 12 herein) and/or the Operating Agreement. The Participant expressly acknowledges and agrees that the termination of the Participant’s Service by the Participant other than for Good Reason or by the Company for Cause shall result in forfeiture of the Award and the corresponding Shares to the extent the Award has not vested as of the Participant’s Termination Date.

Should the Company terminate the Service of the Participant for reasons other than Cause, the Participate terminate the Participant’s Service for Good Reason or the Participant’s Service terminate due to the Participant’s Disability or death, all Unvested Shares owned by the Participant as of immediately prior to such termination shall be deemed to have vested as of such time. In such event, any Vested Shares held by the Participant (or any transferee of the Participant) shall continue to be subject to such transfer and other restrictions as may apply under the terms of this Agreement (including but not limited to Section 12 herein) and/or the Operating Agreement.

Notwithstanding Section 3.01(d) of the Operating Agreement, should the Participant’s Service be terminated due to the Participant’s Disability or death, then the Award shall fully vest upon the Participant’s death or satisfaction of the conditions set forth in the definition of Disability, as provided in the preceding paragraph.

The Participant expressly represents and warrants that the Participant is aware of, and has agreed to, the provisions of this Section 4.

5.	Effect of Liquidation Event.

a.	Restrictions Met

Notwithstanding the provisions of Section 3 herein and except as otherwise provided in Section 5.b herein, if a Liquidation Event occurs, any restrictions, including but not limited to the restriction period, vesting period or performance conditions applicable to the Award shall be deemed to have been met, and the Award shall become vested in full if, in connection with such Liquidation Event the Participant is and has continuously served the Company from the Effective Date through and including such Liquidation Event of the Company.

b.	Administrator’s Determination

The Administrator shall have full and final authority, in its discretion, to determine whether a Liquidation Event has occurred, the date of the occurrence of such Liquidation Event and any incidental matters relating thereto.

6.	Transfer and Other Restrictions.

The Participant (or any other holder of Shares issued pursuant to the Award) shall be subject to all transfer, voting, repurchase and/or other restrictions as are provided in this Agreement and the Operating Agreement. The Participant’s receipt of the Award and Shares shall be subject to the Participant’s compliance with such restrictions, and the Company shall have the right to treat a Participant’s Award as terminated and void, and to recover any Shares issued pursuant to the Award (without payment of any consideration), if the Participant (or other person) does not abide by such restrictions.

7.	Distribution and Other Rights as a Member.

The Participant (and the Participant’s legal representatives, legatees or distributees) shall not be deemed to be the holder of any Shares subject to the Award and shall not have any rights of a Member unless and until the Participant (or other person) has been admitted as a Member of the Company in accordance with the terms of the Operating Agreement and Applicable Law. The Participant shall be admitted as a Member as soon as practicable following grant of the Award and satisfaction of such other terms and conditions as may be established by the Administrator, including execution of a Joinder Agreement to the Operating Agreement in the form attached hereto. The Participant (or other person) shall have such distribution rights and other rights as are afforded to Members upon admission of the Participant as a Member in accordance with the terms of the Operating Agreement and Applicable Law; provided, that the Shares shall be treated as a “profits interest” as contemplated by the Operating Agreement and subject to the following rules. The Participant shall participate in the distribution of current operating profits and losses in accordance with the total number of vested and unvested shares that the Participant has at the time of the distribution of the operating profit or loss and in accordance to the procedures for distributing the operating profits and losses in the Operating Agreement. The Shares shall participate in a distribution due to the sale or liquidation of the Company only with respect to distributions resulting from a sale or liquidation of the Company after each Share of the Company outstanding prior to the grant of such Shares (other than Shares subject to a similar limitation) has received distributions due to the sale or liquidation of the Company in an aggregate amount equal to $168.75. The Participant shall fully participate in any tax distribution to compensate for any phantom tax issues. The Participant hereby consents to these limitations and restrictions. Notwithstanding the foregoing, the Shares underlying the Award shall be Non-Voting Shares and Participant shall have no voting rights with respect to the Shares subject to the Award unless and then only to the extent provided by the Operating Agreement or required by Applicable Law. Schedule A to the Operating Agreement may be updated or otherwise modified to give effect to this Agreement.

8.	Optional Redemption in Connection with Equity Financing.

If the Company sells additional Shares for cash at a market price per share of $250 or more (subject to appropriate adjustment as determined by the Company in connection with share splits, reverse share splits and similar transactions) and provided that at least one Final Investment Decision has been received for construction of a NET Power Plant, the Company will be required to use up to a maximum of 10% of the cash raised to redeem Profits Interest Shares from executives of the Company who want to sell, allocated among such executives in proportion to their ownership of Profits Interest Shares. The price for any Shares held by the Participant and redeemed by the Company pursuant to this Section 8 shall be determined by an independent third-party appraisal by an appraiser selected by the Company, and the Company shall instruct the appraiser to take into account the valuation of the Company implied by the terms of the sale of additional Shares.

9.	No Right of Employment or Service; Effect of Change in Status.

Neither this Agreement nor any other action related to this Agreement shall confer upon the Participant any right to continue providing Services to the Company or any Affiliate or interfere with the right of the Company or an Affiliate to terminate the Participant’s Service at any time. The Administrator shall have discretion to determine whether the Services of the Participant shall be considered to continue if the Participant has a change in status and to determine the effect, if any, on the Award (including but not limited to the vesting or forfeiture of the Award) and any rights with respect to underlying Shares if the nature of Participant’s Service changes (for instance, if the Participant were to change status from full-time to part-time, or vice versa), or if other similar changes in the nature or scope of the Participant’s Service occur. The Administrator may determine at any time that the Participant’s “Service” has terminated if the Participant ceases to provide substantial services (as determined by the Administrator) to the Company or an Affiliate.

10.	Nontransferability of Award.

Notwithstanding the Operating Agreement, the Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to this Agreement is subject to all terms and conditions of this Agreement applicable to the Participant and to any additional restrictions deemed necessary or appropriate by the Administrator, including but not limited to compliance with the terms of the Operating Agreement where applicable.

11.	Representations and Warranties of Participant.

The Participant represents and warrants to the Company that:

a.	Participant Agrees to the Terms of the Operating Agreement.

The Participant has received a copy of the Operating Agreement, has read and understands the terms of the Operating Agreement and this Agreement, and agrees to be bound by such terms and conditions.

b.	Acquisition is for Own Account for Investment.

Any Shares acquired pursuant to the Award shall be acquired for the Participant’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act. The Participant has no present intention of selling or otherwise disposing of all or any portion of the Shares subject to the Award.

c.	Access to Information.

The Participant has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Participant reasonably considers important in making a decision to acquire the Shares subject to the Award, and the Participant has had ample opportunity to ask questions of, and to receive answers from, the Company’s representatives concerning such matters and this investment.

d.	Understanding of Risks.

The Participant is fully aware of: (i) the speculative nature of the investment in the Shares; (ii) the financial hazards involved in investment in the Shares; (iii) the lack of liquidity of the Shares and the restrictions on transferability of such Shares; (iv) the qualifications and backgrounds of the management of the Company; and (v) the tax consequences of investment in the Shares. The Participant is capable of evaluating the merits and risks related to this Agreement, has the ability to protect his own interests in this transaction and is financially capable of bearing a total loss from any transaction related to the Agreement.

e.	No General Solicitation.

At no time was the Participant presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale or purchase of the Shares.

f.	Compliance with Securities Laws.

The Shares subject to the Award have not been registered with the Securities and Exchange Commission (“SEC”) under the Securities Act and, notwithstanding any other provision of this Agreement to the contrary, the right to acquire any Shares subject to this Award is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. The Participant agrees to cooperate with the Company to ensure compliance with such laws. The Participant is an “accredited investor” as defined in Rule 501 of the Securities Act.

g.	No Transfer Unless Registered or Exempt.

None of the Company’s securities is presently publicly traded, and the Company has made no representation, covenant or agreement as to whether there will be a public market for any of its securities. The Participant understands that he may not transfer any Shares subject to the Award unless such securities are registered under the Securities Act and qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. The Participant understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares. The Participant has also been advised that exemptions from registration and qualification may not be available or may not permit the Participant to transfer all or any of the Shares subject to the Award in the amounts or at the times proposed by him. The Participant also agrees in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, the Participant will not sell or otherwise dispose of any Shares (or successor securities) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify.

h.	Income Tax Consequences.

The Company has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or the issuance, transfer or disposition of the Shares (or any other benefit) pursuant to the Award, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award (including but not limited to the acquisition or disposition of the Shares subject to the Award) and that the Participant should consult a tax advisor prior to such acquisition or disposition. The Participant acknowledges that he has been advised that he should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof and acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

Should any of the representations or warranties of this Section 12 later be found to be untrue, the Administrator may take any and all actions associated with terminating the Service of the Participant for Cause.

12.	Other Restrictions on the Award and the Shares.

a.	General.

As a condition to the issuance and delivery of the Award and the Shares related thereto, the Company may require the Participant to become a party to this Agreement, the Operating Agreement, and/or other agreement(s) restricting the transfer, purchase, repurchase and/or voting of the Shares (including but not limited to the Operating Agreement), and any other employment agreements, consulting agreements, non-competition agreements, confidentiality agreements, non-solicitation agreements or other agreements imposing such restrictions as may be required by the Company (including but in no way limited to the restrictions referenced in Section 6 herein). In addition, without in any way limiting the effect of the foregoing, the Participant or any person shall be permitted to transfer his Shares only if such transfer is in accordance with the terms of this Agreement, the Operating Agreement, any other applicable agreements and Applicable Law. The acquisition of the Shares by the Participant shall be subject to, and conditioned upon, the compliance by the Participant or other holder of such Shares with the restrictions described in this Agreement, the Operating Agreement, any other applicable agreements and Applicable Law.

b.	Compliance with Applicable Laws, Rules and Regulations.

The Company may impose such restrictions on the Award, the Shares and any other benefits underlying the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such securities. Notwithstanding any other provision herein to the contrary, the Company shall not be obligated to issue, deliver or transfer any Shares, make any other distribution of benefits, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate or other evidence of beneficial ownership of the Shares issued pursuant to the Award in such form as may be prescribed from time to time under the Operating Agreement or required by Applicable Law or as may be advised by legal counsel.

c.	Compliance with Code Section 409A.

Notwithstanding any other provision herein to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Award granted herein, it is the general intention of the Company that such Award shall comply with Code Section 409A, and such Award shall, to the extent practicable, be construed in accordance therewith. Deferrals of Shares or any other benefit distributable pursuant to the terms hereof in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with Code Section 409A. If and to the extent required under Code Section 409A, in the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions to the Participant if such participant is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made on a date that is more than six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of death of the specified employee) or as otherwise permitted under Code Section 409A. In addition, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in any Award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of such Award; and (ii) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or the Award issued pursuant thereto shall be deemed not to comply with Code Section 409A, then neither the Company, the Administrator or its or their designees or agents shall be liable to the Participant or other person for actions, decisions or determinations made in good faith.

13.	Right of Offset.

Notwithstanding any other provision of this Agreement, the Company may (subject to any Code Section 409A considerations) at any time reduce the amount of any payment otherwise payable to or on behalf of the Participant by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Company that is or becomes due and payable, and, by entering into this Agreement, the Participant shall be deemed to have consented to such reduction.

14.	Superseding Agreement; Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns. The Participant further agrees that this Agreement does not supersede or amend any existing or future restrictive covenants (including but not limited to covenants related to confidentiality, nondisclosure, noncompetition and/or nonsolicitation) contained in the Operating Agreement or in any confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or other similar agreement between the Participant and the Company.

15.	§83(b) Election.

The Participant acknowledges and agrees that it is the Participant’s sole responsibility to make a timely election under Code Section 83(b) with respect to the Shares, if the Participant desires to do so, and that such election must be made within 30 days of the date of issuance of the Shares (or as otherwise provided under Code Section 83). The Participant acknowledges that the Company has no obligation to make or file any such election. The Participant will provide the Company with a copy of any such election if and when filed. The “Award Date” as defined in Code Section 83(b) shall be as specified in Schedule I, Section 1.

16.	Tax Obligations.

Because the Company is treated as a partnership for income tax purposes and because the Participant’s receipt of the Shares results in the Participant becoming a partner in a partnership for income tax purposes, the Company cannot treat the Participant as an employee of the Company for tax purposes and cannot, for example, withhold income taxes on behalf of the Participant or make matching Social Security and Medicare payments on behalf of the Participant. Rather, the Participant acknowledges and agrees that (a) certain Company benefits such as health insurance coverage cannot be provided to the Participant tax-free and (b) the Participant is responsible for paying self-employment taxes and making quarterly estimated tax payments.

17.	Governing Law.

Except as otherwise provided herein, this Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws of the United States.

18.	Amendment and Termination; Waiver.

This Agreement may be amended, altered and/or terminated at any time by the Administrator; provided that such amendment, alteration or termination of the Award shall not, without the consent of the Participant, materially adversely affect the rights of the Participant with respect to the Award. The Administrator shall have unilateral authority to amend this Agreement (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A and federal securities laws), and the Participant hereby consents to any such amendments to this Agreement. The Administrator also shall have unilateral authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or applicable accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement or necessary or appropriate to comply with Applicable Law or applicable accounting principles. The waiver by the Company of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

19.	Administration.

The authority to construe, interpret and administer this Agreement shall be solely vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided herein. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding. The Administrator shall have the authority, in its sole discretion, to accelerate the date that any Award which was not otherwise vested shall become vested in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient, and the Administrator also may in its sole discretion modify the terms and conditions for vesting of an Award. In addition to action by meeting in accordance with Applicable Law, if and to the extent permitted pursuant to the Operating Agreement and Applicable Law, any action of the Administrator with respect to this Agreement may be taken by a written instrument signed by members of the Board in accordance with the terms of the Operating Agreement and Applicable Law, and any such action so taken by written consent shall have the same force and effect as the approval of the Board. All determinations of the Administrator with respect to this Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted herein. No member of the Board shall be liable while acting as Administrator for any action or determination made in good faith with respect to this Agreement or an Award. Members of the Board, in their capacity as Administrator, shall be entitled to limitation of liability, indemnification, exculpation and reimbursement in the manner provided in the Operating Agreement or by Applicable Law.

20.	Notices.

Except as may be otherwise provided herein, any written notices provided for in this Agreement shall be deemed sufficiently given if given in the manner provided for in the Operating Agreement.

21.	Severability.

If any provision of the Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

22.	Counterparts; Further Instruments.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

23.	Agreement Drafting and Competent Representation.

Each Party acknowledge that it has retained, and been advised by, competent counsel of its choice in regard to this Agreement. This Agreement shall not be deemed to have been drafted by one Party or the other. The language of this Agreement shall be deemed the language mutually agreed by both Parties and neither Party shall be entitled to the benefit of any rule of construction or interpretation by which language is construed in favor of a Party that did not draft the language or disfavorably against a drafting Party.

24.	Definitions

In addition to other terms which may be defined herein, the following terms shall have the meanings given below:

“Administrator” means the Board of the Company.

“Cause” shall have the meaning ascribed to such term in an effective written service provider agreement (or similar agreement) between the Company and the Participant and in the absence of such an agreement shall mean: (a) willful failure by the Participant to perform duties assigned by the Board; (b) willful failure by the Participant to comply with directives of the Board; (c) dishonesty, illegal conduct, or gross misconduct by the Participant; (d) embezzlement, misappropriation, or fraud by the Participant; (e) the Participant’s being charged with or convicted of or pleading guilty or no contest to a felony or a crime that constitutes a misdemeanor involving moral turpitude; (f) violation by the Participant of the Company’s policies or codes of conduct: (g) unauthorized disclosure of confidential information of the Company by the Participant; (g) material breach by the Participant of obligation under this Agreement or any other written agreement with the Company; or (h) engagement by the Participant in conduct that brings negative publicity or disgrace, embarrassment, or disrepute to the Company.

“Disability” shall have the meaning ascribed to such term in an effective written service provider agreement (or similar agreement) between the Company and the Participant and in the absence of such an agreement shall mean the Participant’s inability, due to physical or mental incapacity, to perform the essential functions of the Participant’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Investment Decision” or “FID” means that stage in the project planning process where decisions to make a major financial commitment is taken. Such FID point is presumptively reached by the placing of major equipment orders or the signing of EPC contracts.

“Good Reason” shall have the meaning ascribed to such term in an effective written service provider agreement (or similar agreement) between the Company and the Participant and in the absence of such an agreement shall mean the occurrence of any of the following without the Participant’s written consent, if the Participant gives written notice of such occurrence to the Company and the Company does not cure such event or condition within 30 days after receiving such notice: (a) a material reduction in the Participant’s base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (b) a relocation of the Participant’s principal place of employment by more than fifty (50) miles; (c) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform any effective written service provider agreement (or similar agreement) between the Company and the Participant; or (d) a material, adverse change in the Participant’s authority, duties, or responsibilities.

“IPO” means the Company’s first firm commitment underwritten public offering of equity securities under the Securities Act of 1933, as amended.

“NET Power Plant” means a project using the NET Power Platform as NET Power Platform is defined in the August 7 2014, Common Terms Agreement as amended from time-to-time.

“Profits Interest Share Award” means an award of one or more Shares granted to the Participant, which award and corresponding Shares are subject to vesting, forfeiture and/or other restrictions as may be applicable under this Agreement or as established by the Administrator. The Shares issued as a Profits Interest Share Award are intended to be “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191.

“Sale of the Company” shall mean: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Members of the Company Shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (b) a Liquidation Event.

“Termination Date” means the date of the Participant’s termination of employment or service, as determined by the Administrator.

[signature page follows]

[signature page to Profits Interest Share Award Agreement]

In Witness Whereof, this Profits Interest Share Award Agreement has been executed in behalf of the Company and by the Participant effective as of the day and year first above written.

	“NET Power”	“Participant”
Party:	NET Power, LLC	Akash Patel
Address:	406 Blackwell Street, Suite 410 Durham, North Carolina 27701	[***]
By (signature):	/s/ Ron DeGregorio	/s/ Akash Patel
Print Name:	Ron DeGregorio Chief Executive Officer	Akash Patel
Signature Date:	October 4, 2021	October 4, 2021
Email:	[***]	[***]

Schedule I to Profits Interest Share Award Agreement

1.	Number of Shares Granted, Threshold Amount and Vesting.

a.	Additional Profits Interest Shares Granted by this Agreement on Award Date:

Award Date	Shares	Threshold Amount (per-share)
September 30, 2021	42,500	$168.75

The total number of Shares granted on the above-identified Award Date may be referenced below as the “Award Date Shares”

The Threshold Amount for the Shares is based on an aggregate Gross Asset Value for the Company’s assets of $599,999,569 as of the Effective Date.

Time-Vested Shares (50% of Total Shares Granted as of the Award Date, above)

●	1/4 of the Award Date Shares (10,625 Shares) shall vest on the Effective Date.

●	1/12th of the Award Date Shares (3542 Shares) shall vest on April 1, 2022, subject to the Service of the Participant continuing through such date.

●	1/12th of the Award Date Shares (3542 Shares) shall vest on April 1, 2023, subject to the Service of the Participant continuing through such date.

●	1/12th of the Award Date Shares (3541 Shares) shall vest on April 1, 2024, subject to the Service of the Participant continuing through such date.

Performance-Vested Shares (50% of Total Shares Granted as of the Award Date, above)

●	Up to 1/6th of the Award Date Shares (7084 Shares) shall vest on April 1, 2022, subject to the achievement prior to such date of performance factors established by the Board and/or CEO[1] and communicated to the Participant.

●	Up to 1/6th of the Award Date Shares (7083 Shares) shall vest on April 1, 2023, subject to the achievement prior to such date of performance factors established by the Board and/or CEO and communicated to the Participant.

●	Up to 1/6th of the Award Date Shares (7083 Shares) shall vest on April 1, 2024, subject to the achievement prior to such date of performance factors established by the Board and/or CEO and communicated to the Participant.

For each of the three tranches of Performance-Vested Shares:

●	The Board and/or CEO may establish performance factors that may be partially achieved, such that the partial achievement thereof results in the vesting of some, rather than all, of the Shares included in that tranche.

●	The Board and/or CEO may establish performance factors based on the achievement of one or more specified milestones by one or more specified dates, rather than a measure of performance determined by reference to performance during a specified time period (or Company performance during a time period), in which case the Shares the vesting of which is subject to the achievement of such milestone shall vest immediately upon achievement of such milestone.

[1]	Pursuant to Board’s delegation to the CEO of the setting of performance-based milestones for executive. See “Written Resolution of the Board Members to Establish an Employee Profits Interest Pool and to Issue Profits Interest Shares”, unanimously approved, and fully executed as of Sept. 16, 2021.

●	With respect to any milestone the achievement of which by a specified date would result in vesting of Shares based on the performance factors for such tranche, the Board and/or CEO shall determine whether such milestone was partially or completely achieved by the specified date, shall notify the Participant in writing of its determination within sixty (60) days after the specified date, and shall specify in such notice the number of Shares relating to such milestone that were determined to have vested, if any, and the number of Shares relating to such milestone that the were determined to have failed to vest, if any. If the Board and/or CEO fails to deliver such notice or fails to set forth in such notice the number of Shares relating to such milestone that were determined to have failed to vest, all Shares relating to such milestone shall be deemed to have vested as of the specified date for such milestone. If the Board and/or CEO delivers such notice and includes in such notice a determination that any Shares relating to such milestone failed to vest, such Shares shall be deemed to have been forfeited by the Participant on the specified date for such milestone and may, in the Board’s discretion, be returned to the Employee Pool.

●	If the Board and/or CEO determines that the vesting criteria applicable to any Shares cannot be met due to changing business circumstances, the Board and/or CEO acting in good faith may amend the vesting criteria.

b.	Prior Profits Interest Shares Granted to Participant

The Profits Interest Shares granted in Section 1(a) of this Schedule are in addition to prior grants of Profits Interest Shares to Participant. Those prior grants are fully identified below and, as of the execution of this Agreement, Participant agrees and represents that there are no additional Shares granted to Participant.

Shares identified below were granted pursuant to (i) that certain May 1, 2020 Profits Interest Share Award agreement, (ii) as amended pursuant to an April 15, 2021 Amendment #1 to the Profits Interest Share Award Agreement of Akash Patel.

To ensure consistency in the treatment of grants of profits interest to Participant, Participant and Company agree that previously granted profits interest be treated in accordance with the terms of Sections 1 – 24 of this Agreement and this Schedule I.

Award Date	Vesting Date	Shares	Threshold Amount
5/1/2020	5/1/2021	2,000	$168.75
5/1/2020	5/1/2022	2,000	$168.75
5/1/2020	5/1/2023	2,000	$168.75
4/15/2021	12/31/2021	667	$168.75
4/15/2021	12/31/2022	667	$168.75
4/15/2021	12/31/2023	666	$168.75
	Total	8,000

2.	Continued Service; Vesting.

Vesting of any Unvested Shares shall be subject to the continued Service to or for the benefit of the Company or its Affiliates, or as otherwise provided herein.

3.	Repurchase Option.

a. If the Service of the Participant with the Company terminates for any reason (including (a) termination by the Company with or without Cause, (b) termination due to the Participant’s death, (c) termination due to the Participant’s Disability, (d) voluntary termination by the Participant, whether or not for Good Reason, or (e) mutually agreed termination) prior to a Sale of the Company or an IPO, the Company or its designee shall have the right (but not the obligation) to repurchase (the “Repurchase Right”) any or all Vested Shares, subject to the terms and conditions set forth herein and in Section 2.12 the Operating Agreement (including, but not limited to, determination of the Redemption Price as set forth in Section 2.12 of the Operating Agreement, but subject to Section 3.b. of this Schedule I, and provided that the Redemption Price shall take into account the “profits interest” nature of the Shares within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191, and the limitation on the rights of the Shares to participate in distributions as set forth in Section 2), the Participant shall be treated as a “Withdrawing Member” and the events described in clauses (a) through (e) above shall be treated as a “Redemption Event”.

Sch. I - 2

b. In the event the Service of the Participant terminates other than as a result of termination by the Company for Cause or by the Participant without Good Reason, if the Company exercises the Repurchase Right and the value of the Shares is initially determined by an appraiser selected by the Company, then, notwithstanding anything in Section 2.12(e) of the Operating Agreement to the contrary:

i. The Company shall instruct the appraiser selected by it not to take into account any minority interest discount or any discount for lack of marketability in determining the value of the Shares;

ii. If the Participant disagrees with the value of the Shares as determined by the appraiser selected by the Company and the Participant notifies the Company in writing of such disagreement, the Participant may engage a second independent appraiser to determine the value of the Shares, and the Redemption Price shall be selected by third appraiser mutually agreed by the appraiser selected by the Company and the appraiser selected by the Participant, which third appraiser shall be required to select either the value of the Shares as determined by the appraiser selected by the Company or the value of the Shares as determined by the appraiser selected by the Participant, based on which appraisal such third appraiser believes more accurately reflects the value of the Shares; and

iii. If there is a Sale of the Company pursuant to a sale process initiated by the Company before the first anniversary of the Termination Date and the value of the consideration the Participant would have received with respect to the Shares in connection with such Sale of the Company if such Shares had not been repurchased by the Company exceeds the Redemption Price (as determined prior to taking into account the adjustment contemplated by this Section 3.b.iii), the Redemption Price shall be increased by the amount of such excess.

c. The Company’s Repurchase Right described herein may, in the Company’s discretion, be exercised by a designee or designees of the Company and, for the purposes of this section, references to the “Company” shall (unless the context otherwise requires) include its designee or designees.

d. Notwithstanding anything contained herein, the Company may delay payment of the Redemption Price for such period as may be necessary to avoid adverse accounting consequences for the Company, to avoid violation of the terms of any financing agreement applicable to the Company or to avoid violation of any provisions of Applicable Laws restricting distributions or the redemption of equity by the Company.

e. In the event that any Shares held by the Participant shall be transferred to another person or entity, the Company’s Repurchase Right shall extend and apply to all Shares held by such transferee or transferees.

4.	Restrictions on Transfers.

The restrictions described in the Profits Interest Share Award Agreement, including but not limited to the Repurchase Right described above, shall apply to any Shares held by a transferee or transferees (collectively, the “Transferee”), which Shares were issued to the Participant pursuant to the Profits Interest Share Award Agreement and subsequently transferred to the Transferee. The Company shall be under no obligation to transfer or issue Shares to such Transferee, and such Transferee shall have no rights with respect to any such Shares, until the Transferee has agreed to be subject to the terms and conditions of the Profits Interest Share Award Agreement (including, but not limited to, the provisions of this Schedule I), the Operating Agreement and any other applicable agreement. Any transfer or purported transfer made by a purchaser of Shares under the Profits Interest Share Award Agreement except at the times and in the manner herein specified, will be null and void and the Company shall not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such proposed transfer has been made as the legal or beneficial holder of those Shares.

Sch. I - 3

Joinder Agreement

NET Power, LLC

Third Amended and Restated Limited Liability Company Operating Agreement, dated as of March 6, 2019

In Witness Whereof, as partial consideration for the issuance to the undersigned of Shares of NET Power, LLC, a Delaware limited liability company (the “Company”), pursuant to the undersigned’s Profits Interest Share Award Agreement, the undersigned hereby (a) acknowledges and accepts the terms and conditions of the Company’s Third Amended and Restated Limited Liability Company Operating Agreement, dated as of March 6, 2019 and as it may be amended and/or restated from time to time, (b) agrees to be bound by the terms and conditions thereof to the same extent as if the undersigned had originally been named as a Member therein and (c) agrees that the undersigned hereby is a party thereto.

Participant:	Akash Patel
Address:	[***]
By (signature):
Print Name:
Signature Date: